SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2008

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 22, 2008, TVI Corporation (“TVI” or the “Company”) and certain of its subsidiaries failed to make a required monthly principal and interest payment due under the term loan portion of its Amended and Restated Financing and Security Agreement with Branch Banking & Trust Company (“BB&T”), as previously amended (collectively, the “Financing Agreement”). The Financing Agreement provides TVI with a revolving loan facility in the maximum principal amount of $11.0 million (the “Revolving Facility”), subject to a borrowing base consisting of eligible accounts receivable and inventory, and a $22.5 million six-year term loan facility (the “Term Facility”).

TVI made the overdue payment on September 17, 2008. As a result of TVI’s failure to make the payment when due, BB&T could have accelerated payment of all of the outstanding debt under the Financing Agreement and exercised all other remedies available to it under the Financing Agreement, including its various rights in the collateral. During the default period BB&T continued to permit TVI to draw on the Revolving Facility to the extent of TVI’s borrowing base and did not increase the interest rate as allowed by the Financing Agreement. There can be no assurance that BB&T would provide such accommodations in the event of any future non-compliance with the terms of the Financing Agreement.

As of September 17, 2008, TVI’s outstanding borrowings under the Financing Agreement were $26.9 million, which reflects the $2,425,000 reduction in the Term Facility completed earlier this year.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 16, 2008 the Company was notified by The Nasdaq Stock Market that the Nasdaq Hearings Panel (the “Panel”) has granted TVI’s request to remain listed on The Nasdaq Capital Market, subject to the condition that on or before December 1, 2008 TVI must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.

As previously announced, the Company requested a hearing before the Panel following its receipt on June 3, 2008 of a Staff Deficiency Letter from the Nasdaq Stock Market notifying the Company that it remained out of compliance with the Nasdaq Stock Market’s minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4).

On September 19, 2008, TVI issued a press release announcing that it had received the Panel’s decision. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by TVI Corporation on September 19, 2008 entitled “TVI Corporation Receives 180-Day Extension for Continued Listing on NASDAQ”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION (Registrant)

Date: September 19, 2008	/s/ Sherri S. Voelkel
Sherri S. Voelkel
Senior Vice President and Chief Financial Officer

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